UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 31, 2011
CAMDEN PROPERTY TRUST
(Exact name of Registrant as Specified in Charter)

Texas	1-12110	76-6088377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
Three Greenway Plaza, Suite 1300, Houston, Texas 77046
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 354-2500
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
Camden Property Trust (the “Company”) has commenced a public offering of senior unsecured notes, the consummation of which is subject to market and customary conditions, and intends to use the net proceeds from the sale of the notes, together with cash on hand, for the repayment of an outstanding $500 million term loan. The $500 million term loan matures in October 2011 and may be extended at the Company’s option to October 2012. In conjunction with the repayment of the $500 million term loan, the Company will dedesignate an interest rate swap associated with the term loan and will recognize a non-cash charge of approximately $30 million in the second quarter of 2011. This charge represents the reclassification of accumulated other comprehensive loss associated with the interest rate swap previously reflected in the Company’s balance sheet. The Company intends to settle the liability associated with the swap obligation with the counterparty over the next 17 months. Upon the dedesignation of this interest rate swap, the Company is required to reflect immediately in earnings as either a gain or loss any future changes in the market value of this instrument, which will terminate no later than October 2012.
The retirement of the term loan is also expected to result in the Company recognizing a non-cash charge of approximately $0.5 million in the second quarter of 2011 to write-off associated unamortized loan origination costs.
The information set forth above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby. These statements are based on current expectations, estimates and projections, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
The information in this Item 7.01 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 31, 2011

CAMDEN PROPERTY TRUST
By:	/s/ Michael P. Gallagher
Michael P. Gallagher
Vice President — Chief Accounting Officer